Press Release	For Further Information: Sean T. Smith Senior Vice President Chief Financial Officer (203) 775-9000 ssmith@photronics.com

PHOTRONICS ANNOUNCES PRELIMINARY FINANCIAL RESULTS
FOR THE FOURTH QUARTER OF FISCAL 2011

BROOKFIELD, Connecticut November 8, 2011 -- Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, announced preliminary financial results for the fourth quarter of fiscal 2011.

     Photronics expects revenues for the fourth quarter ended October 30, 2011, will be in the range of $120 million to $122 million compared with previous guidance of $125 million to $130 million. As a result of the lower revenue, Photronics expects that earnings per share for the fourth quarter ended October 30, 2011 will be in the range of $0.11 to $0.13 compared with previous guidance in the range of $0.14 to $0.18 per share. Photronics plans to provide guidance for the first quarter of fiscal 2012 during its regularly scheduled fourth-quarter financial results conference call on December 7, 2011.

     Fourth quarter revenue is expected to be lower than anticipated due to customers scaling back purchases in response to increased softness in both the integrated circuit and flat panel display markets. The company had anticipated a modest slowdown of orders for mainstream IC and FPD photomasks, but did not expect the weakness to continue throughout the quarter. In addition, late in the quarter, Photronics experienced a similar and unexpected slowdown in high-end IC orders. The company noted that fourth quarter FPD sales declined more significantly than IC orders. For the full fiscal year 2011, Photronics expects to report record annual sales for both IC and FPD photomasks.

     “Although we expect that sales in the fourth quarter will be lower than anticipated in this soft demand environment, we believe Photronics is maintaining market share,” stated Constantine ("Deno") Macricostas, Photronics’ chairman and chief executive officer. “In addition, should the market experience prolonged softness, we are well prepared to implement cost-reduction initiatives to further streamline our operating structure and minimize the effect on our operating results without compromising our market share gains.”

     “Longer term, we believe the trend toward the proliferation of new devices, including smart phones and tablets, are strongly in our favor. Our investments in high-end photomask technology position us to capitalize on these demand trends and deliver long-term growth and profitability,” concluded Macricostas.

     Photronics will announce its fiscal fourth quarter and full year 2011 financial results and host a conference call with investors and the media to discuss these results at 8:30 a.m. Eastern Time on Wednesday, December 7, 2011. The live dial-in number is (408) 774-4601. The call can also be accessed by logging onto Photronics’ web site at www.photronics.com.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports filed with the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

18-2011